Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cowen Inc.:

We consent to the use of our report dated March 6, 2018, with respect to the consolidated statement of financial condition of Cowen Inc. and subsidiaries as of December 31, 2017, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for the year ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

May 24, 2018